Corporate Communications                         Exhibit 99.1
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CNH Industrial to Host Capital Markets Day on February 22, 2022

London, January 27, 2022

CNH Industrial (NYSE: CNHI / MI: CNHI) will host its Capital Markets Day on Tuesday, February 22, 2022, from 11:00 a.m. to 4:00 p.m. EST, with presentations beginning at 12:00 p.m. The event will be held at The Fillmore Theater in Miami Beach, Florida for those attending in-person. A live webcast of the event will also be available online.

Scott W. Wine, Chief Executive Officer, CNH Industrial, and other members of the Company’s Senior Leadership Team will present the updated strategic business plan following the recent spin-off of its On-Highway activities. As a pure player in the agricultural and construction industries, the event will detail CNH Industrial’s long-term priorities, technology roadmap, financial outlook, segment overviews and ESG targets.

To attend in-person, please click here. Post-event, a replay, along with supplemental materials, will be available in the Investor Relations section of www.cnhindustrial.com.

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company that sustainably advances the noble work of agriculture and construction workers. The Company provides the strategic direction, R&D capabilities, and investments that enable the success of its five core Brands: Case IH, New Holland Agriculture and STEYR, supplying 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment delivering a full lineup of construction products that make the industry more productive. Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 35,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

Investor Relations contact:

Noah Weiss
CNH Industrial
Tel. + 1 773-896-5242
Email: noah.weiss@cnhind.com

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA